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                                                                 EXHIBIT 10.17


                                   DIDAX INC.

                              EMPLOYMENT AGREEMENT
                                  (PRESIDENT)

           Agreement made as of this 10th day of June 1997, by and among Dane B. West of Purcellville, Virginia ("Employee") and DIDAX INC. (the "Company"), but effective as of the closing of the Initial Public Offering of the Company's securities.

                                    PREAMBLE

           The Board of Directors of the Company recognizes Employee's potential contribution to the growth and success of the Company and desires to assure the Company of Employee's employment in an executive capacity as President and to compensate him therefor. Employee wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided.

           NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:


           1. Definitions

              "Benefits" shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of employees generally and/or for key employees of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

              "Board" shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

              "Cause" for termination shall mean (i) Employee's final conviction of a felony involving a crime of moral turpitude, (ii) acts of Employee which, in the judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or (iii) gross misconduct, including but not limited to the willful failure of Employee either to (a) continue to obey lawful written instruction of the Board after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected, or (b) correct any conduct of Employee which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Employee's failure to do so and the Board's intention to terminate Employee if such failure is not corrected.

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              "Chairman" shall mean the individual designated by the Board from time to time as its chairman.

              "Change of Control" shall mean the occurrence of one or more of the following three events:

              (1) After the effective date of this Agreement, any person becomes a beneficial owner (as such term is defined in Rule 13d3 promulgated under the Securities Exchange Act of 1934) directly or indirectly of securities representing 33% or more of the total number of votes that may be cast for the election of directors of the Company;

              (2) Within two years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

              (3) Within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

              "President" shall mean the individual having responsibility to the Board and the Chief Executive Officer, as the principle authorized agent of the Company, carrying out the direction and management of the operational affairs of the Company and who reports and is accountable to the Board and the Chief Executive Officer.

              "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Employee (or, in the event of Employee's total physical or mental disability, Employee's legal representative) that Employee is physically or mentally unable to perform his duties of President under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

              "Employee" shall mean Dane B. West and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

              "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

              "Reorganization" shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

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              "Territory" shall mean any state of the United States, and any equivalent section or area of any country, in which the Company has revenue-producing customers or activities.

              "Company" shall mean DIDAX INC., a Delaware corporation, together with such subsidiaries of the Company as may from time to time exist.

         2.   Position, Responsibilities, and Term of Employment.

              2.01 Position. Employee shall serve as President and in such additional management position(s) as the Board shall designate. In this capacity Employee shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of President in accordance with the standards of the industry. As a bona fide occupational qualification, the Employee will, upon request, subscribe to the Statement of Faith as stated in Article XIII, Section 2 of the bylaws of the Company. The Board shall either vote, or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this
Agreement: (i) Employee be nominated for election as a director at each meeting of shareholders held for the election of directors; (ii) Employee be elected to and continued on the Board of each subsidiary of the Company, (iii) if the Board of the Company or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Employee be elected to and continued on such committee; and (iv) neither the Company nor any of its subsidiaries shall confer on any other officer or employee authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Employee hereunder.

              2.02 Best Efforts Covenant. Employee will, to the best of his ability, devote his full professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates.

              2.03 Protective Covenant. Employee agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Employee from owning shares of any competitor of the Company so long as such shares (i) do not constitute more than [1%] of the outstanding equity of such competitor, and
(ii) are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market.

              2.04 Post-Employment Noncompetition Covenant. Except with the prior written consent of the Board, Employee shall not engage in activities in the Territory either on Employee's own behalf or that of any other business organization, which are in direct competition with the Company, or solicit customers, or clients, of the Company or any of its affiliates for a period of six (6) months subsequent to Employee's voluntary withdrawal from employment with the Company (except for a Change in Control Termination in which case this Noncompetition Covenant does not apply), or the Company's termination of Employee's employment for Cause. In accordance with the foregoing limits, Employee will not willfully canvas, solicit nor accept any such business in competition with the business of the Company from any customers of the Company with whom Employee had contact during, or of which Employee had knowledge solely as a result of, his performance of services for the Company pursuant to this Agreement, and Employee will not directly or indirectly request, induce or advise any customers of the Company with whom Employee had contact during the term of this Agreement to withdraw, curtail or cancel their business with the Company. Employee and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of "Territory" are entirely reasonable at this time and are




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properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a mediator, arbitrator or a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Employee and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable. The duration of the covenant as noted herein will be extended if its enforcement is delayed by mediation, arbitration or litigation.

     For a period of one year subsequent to Employee's voluntary withdrawal from employment with the Company (except for a Change in Control Termination in which case this Noncompetition Covenant does not apply), or the Company's termination of Employee's employment for Cause, Employee will not without the express prior written approval of the Board (i) in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twelve-(12) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any business organization in direct competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Employee or the competitive business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a letter of recommendation to an employee with respect to a future employment opportunity. However, employee will not induce or attempt to induce any employee of the Company to terminate his/her employment with the Company.

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employment, or on demand of the Company at any time, to deliver the same to the
Company. Employee agrees that he will not use or disclose to other employees of the Company, during the term of this Agreement, confidential information belonging to his former employers.

              Employee shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company. Employee shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

              2.06 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are created by Employee only during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

              2.07 Hired to Invent. Employee agrees that every improvement, invention, process, apparatus, method, design, and any other creation that Employee may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Employee's employment under this Agreement, that relates to the business carried on by the Company during the term of Employee's employment under this Agreement, shall be the exclusive property of the Company. Employee agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Employee or any affiliate or assignee to protect intellectual property during the twelve -(12) months following Employee's termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement.

         3.   Compensation.

              3.01 Annual Compensation. The Company shall pay to Employee for the services to be rendered hereunder a base salary at an annual rate of One Hundred Twenty Thousand dollars ($120,000). It is understood that this salary will be abated to Ninety Thousand dollars ($90,000) ("Minimum Annual Compensation") per annum with the understanding that the Board will establish by January 1, 1998, specific reasonable and measurable criteria for decreasing or eliminating this abatement. There shall also be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Employee. At no time during the term of this Agreement shall Employee's annual base salary fall below the Minimum Annual Compensation.


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              Employee's salary shall be payable in periodic installments in accordance with the Company's usual practice for similarly situated employees of the Company.

              3.02 Incentive Compensation. In addition to the Annual Compensation, Employee shall be entitled to receive payments under the Company's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Board to be appropriate. Any incentive compensation which is not deductible in the opinion of the Company's counsel, under Section 162(m) of the Internal Revenue Code shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Employee's right to such payment being absolute.

              3.03 Participating in Benefits. Employee shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company. Benefits paid to Employee shall not be deemed to be in lieu of other compensation to Employee hereunder as described in this Section 3.

              3.04 Specific Benefits.

              During the term of this Agreement (and thereafter to the extent this Agreement shall require):

              (a) Employee shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Employee.

              (b) The Company shall provide fully paid accident and health insurance for Employee and his family.

              (c) The Company shall obtain at its expense (subject to Employee's insurability) an insurance policy on the life of Employee, adjusted at policy anniversary date, subject to the last sentence of this Section 3.04(c), in the minimum face amount of employee's



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current annual base salary. Employee shall have the exclusive right to designate the beneficiaries of such policy and change such beneficiaries from time to time. Such policy and the proceeds and cash value thereof shall be the sole property of Employee and the Company shall not retain any benefit therein.

              (d) Employee shall be entitled to sick leave benefits during the employment period in accordance with the customary policies of the Company for its executive officers, but in no event less than one (1) month per year. In the event of Employee's Disability, disability insurance shall provide for the payment of Employee's annualized salary at the time of the disability, for a period of not less than one (1) year from the date of Disability.

              (e) In addition to the vacation provided pursuant to Section 3.04(a) hereof, Employee shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days consistent with the Company's policy manual.

              (f) Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated employees of the Company) in performing services hereunder.

              (g) Employee shall be eligible to participate during the Employment Period in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its employees or executives generally.

         4.   Termination.

              4.01 Termination by Company for Other Than Cause. If during the term of this Agreement, the Company terminates the employment of Employee and such termination is not for Cause, then, the Company shall pay to Employee an amount equal to the Employees then current monthly compensation level multiplied by the minimum of eighteen (18) or the number of months remaining in the term of this Agreement (the "Severance Period") until such time as Employee shall become reemployed in a position consistent with Employee's experience and stature. If Employee obtains such a position but Employee's annual compensation shall be less than the compensation upon termination, then the difference shall be paid to Employee for the balance of the Severance Period. Such difference shall be calculated as follows: The difference between Employee's ending biweekly compensation annualized and the annualized compensation payable to Employee in his new position during such period shall be payable in the same manner as the Employee was paid prior to termination over the period of such reemployment during such period. If the Employee's employment in a new position shall terminate, then for the purposes of this Paragraph 4.01 Employee shall be entitled to continuation of the ending monthly compensation until he shall again become reemployed, in which case only the difference shall be payable as aforesaid, over the time of the Severance Period.

              4.02 Constructive Discharge. If the Company fails to reappoint Employee to (or rejects Employee for) the position or positions listed in
Section 2.01, fails to comply with the

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provisions of Section 3, or engages in any other material breach of the terms of this Agreement, Employee may at his option terminate his employment and such termination shall be considered to be a termination of Employee's employment by the Company for reasons other than "Cause."

              4.03 Termination by the Company for Cause. The Company shall have the right to terminate the employment of Employee for Cause. Effective as of the date that the employment of Employee terminates by reason of Cause, this Agreement, except for Sections 2.04 through 2.08, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of compensation under Section 3.01 relating to periods during which Employee was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of prior expenses under
Section 3.04) shall be made.

              4.04 Change in Control Termination. If at any time during the term of this Agreement there is a Change of Control Termination, the Company shall pay to Employee an amount equal to the monthly portion of Employee's then current monthly compensation as in effect on the date Employee's employment terminated multiplied by twenty four (24). This amount shall be paid to Employee in one lump sum as soon as practicable, but in no event later than sixty (60) days, after the date of the Change in Control Termination.

              4.05 Termination on Account of Employee's Disability. If Employee ceases to perform services for the Company because he is suffering from a medically determinable disability and is therefore incapable of performing such services, the Company shall continue to pay Employee an amount equal to the Employee's then current compensation level as in effect on the date of Employee's cessation of services by reason of disability less any amounts paid to Employee as Workers Compensation, Social Security Disability benefits (or any other disability benefits paid to Employee as federal, state, or local disability benefits) and any amounts paid to Employee as disability payments under any disability plan or program for a period ending on the earlier of: (a) the date that Employee again becomes employed in a significant manner and on a substantially full-time basis; (b) the date that Employee attains normal retirement age, as such age is defined in a retirement plan maintained by the Company; or (c) Employee begins to receive retirement benefits from a retirement plan maintained by the Company.

              4.06 Termination on Account of Employee's Death.

              (a) In the event of Employee's death during the term of this
Agreement:

                       (1) This Agreement shall terminate except as provided
              in this Section; and

                       (2) The Company shall continue to retain
              benefits coverage on behalf of the Employee's beneficiary or beneficiaries in the manner indicted in Section 3.04(b) herein.

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              (b) Employee may designate one or more beneficiaries for the purposes of this Section by making a written designation and delivering such designation to the President or the Secretary of the Company. If Employee makes more than one such written designation, the designation last received before Employee's death shall control.

        5.    Stock Options.

              5.01 Amount of Stock. In accordance with the provisions of the Company's 1997 Incentive Stock Option Plan (the "Plan") and the specific authorization of the Board, the Company hereby grants to Employee, subject to all of the terms and conditions of the Plan and this Agreement, an option to acquire shares of the Company's outstanding common stock ("Option Stock") in an amount as indicated in Attachment "A" of this document.

              5.02 Vesting. The Option to acquire the shares of common stock granted in Section 5.01 vest per the schedule provided in Attachment "A" of this document. Notwithstanding anything to the contrary contained in this Agreement, all Options to acquire Option Stock shall irrevocably vest thirty
(30) calendar days prior to the scheduled consummation of a Change of Control.

              5.03 Tax Changes. If any change(s) in the Federal income tax laws materially affect the tax treatment of Employee with respect to the Option or the Option Stock, the parties agree to negotiate in good faith to reach an agreement which will take advantage of, or minimize the disadvantages of, such changes.

              5.04 Notwithstanding the type of termination described in Section 4 herein, Employee has the right to retain all granted options and warrants, even those which are not vested, available for option exercise upon vesting, until their natural expiration.

         6.   Miscellaneous.

              6.01 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Employee.

              6.02 Initial Term and Extensions. Except as otherwise provided, the term of this Agreement shall be in effect until June 30, 1999 and commencing with the effective date hereof. On June 30, 1999, and on each subsequent annual anniversary of this date thereafter, the term of the Agreement shall be automatically extended for an additional year unless either party notifies the other in writing more than 90 days prior to the relevant anniversary date that the Agreement is no longer to be extended. If, prior to June 30, 2009, Company notifies Employee of its desire not to extend this agreement, this will be considered termination by the Company other than by cause as described in Section 4.01.

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              6.03 Governing Law. This Agreement shall be construed in
accordance with and governed for all purposes by the laws of the State of Virginia.

              6.04 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

              6.05 Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.

              6.06 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

              6.07 Binding Effect. Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

              6.08 Survival of Rights and Obligations. All rights and obligations of Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

              6.09 Christian Conciliation. Employee and the Company desire to avoid dissipating resources on wasteful ligitation and therefore agreee to resolve disputes privately by good faith negotiation where at all possible.
Any dispute which cannot be resolved by negotiation shall be submitted to Christian mediation, and if mediation fails, arbitration, under the rules of the Institute for Christian Conciliation, or any comparable entity agreed upon in writing both the Employee and the Company. Any arbitration award issued by the mediator shall be final, binding, and enforceable in any court of competent jurisdiction.


                                     The Company


                                     By
                                       ------------------------


                                     --------------------------
                                     Employee


                                     --------------------------
                                     Spouse


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                                 ATTACHMENT "A"
                                 Dane West

          Exercise                                           Expiration
Shares     Price                  Vesting                        Date
-----------------------------------------------------------------------
 30,000    $1.50           Fully Vested                        06/30/03
171,312    $5.00   $.125 EPS For Quarter OR $.50 EPS For Year  09/30/06
  5,191    $4.00           Fully Vested                        12/31/06
  2,420    $5.00           Fully Vested                        03/31/07
  2,420    $5.00           Fully Vested                        06/30/07